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Exhibit 99.1

Abgenix, Inc. Announces Proposed Private Offering of Convertible Subordinated Notes

FREMONT, Calif.—(BUSINESS WIRE)—Feb. 26, 2002—Abgenix, Inc. (NASD:ABGX—news) today announced that it intends, subject to market and other conditions, to sell approximately $200 million principal amount of its Convertible Subordinated Notes due 2007, through a private placement. Abgenix expects the terms of the offering to include an over-allotment option for up to an additional $50 million principal amount of notes. The offering will be made only to qualified institutional buyers. Abgenix intends to use the net proceeds of the offering for research and development, capital expenditures, working capital and other corporate purposes, which may include the acquisition of other businesses, products, product rights or technologies.

The securities to be offered have not been registered under the Securities Act of 1933, as amended (the ``Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Cautionary Statement: Abgenix's statements in this press release that are not historical facts and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include Abgenix's intention to raise proceeds through the offering and sale of convertible subordinated notes, the intended use of proceeds and the anticipated terms of such notes. There can be no assurance that Abgenix will complete the offering on the anticipated terms or at all. Abgenix's ability to complete the offering will depend, among other things, on market conditions. In addition, Abgenix's ability to complete this offering and Abgenix's business are subject to the risks described in Abgenix's filings with the Securities and Exchange Commission.

Contact:

  Abgenix, Inc.
  Ina Cu-Unjieng, 510/608-4662

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  Exhibit 99.1